EXHIBIT 19.1

GEN Restaurant Group, Inc.

Insider Trading Policy

Adopted on June 27, 2023

I. Introduction

Federal and state laws prohibit buying, selling or making other transfers of securities by persons who have material information that is not generally known or available to the public. These laws also prohibit persons with such material nonpublic information from disclosing this information to others who trade securities.

GEN Restaurant Group, Inc. (together with its subsidiaries, the “Company”) has adopted the following policy (this “Policy”) regarding trading in securities by its directors, officers, employees and consultants who have Material Nonpublic Information (as defined below).

You are responsible for ensuring that you do not violate federal or state securities laws or this Policy. The Company designed this Policy to promote compliance with the federal securities laws and to protect the Company and you from the serious liabilities and penalties that can result from violations of these laws.

If you violate the federal insider trading laws, you may have to pay civil fines for up to three times the profit gained or loss avoided by such trading, as well as criminal fines of up to $5 million. You also may have to serve a jail sentence of up to 20 years. In addition, the Company may face civil penalties up to the greater of $1 million, or three times the profit gained or loss avoided as a result of your insider trading violations, as well as criminal fines of up to $25 million.

Both the Securities and Exchange Commission (the “SEC”) and the Nasdaq Global Market (“Nasdaq”) are very effective at detecting and pursuing insider trading cases. The SEC has successfully prosecuted cases against employees trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares. Therefore, it is important that you understand the breadth of activities that constitute illegal insider trading. This Policy sets out the Company’s policy in the area of insider trading and should be read carefully and complied with fully.

This Policy will be reviewed, evaluated and revised by the Company from time to time in light of regulatory changes, developments in the Company’s business and other factors.

II. Policies and Procedures

A. Trading Policy

1. You may not buy or sell a company’s securities when you have Material Nonpublic Information (as defined below) about that company. This Policy against “insider trading” applies to trading in Company securities, as well as to trading in the securities of other companies, such as the Company’s customers and suppliers or a company or firm with which the Company is or may be negotiating a major transaction.

2. You may not convey (whether through traditional means, social media or otherwise) Material Nonpublic Information about the Company or another company to others. You also may not suggest that anyone purchase or sell any company’s securities while you are aware of Material Nonpublic Information about that company. These practices, known as “tipping,” also violate the U.S. securities laws and can result in the same civil and criminal penalties that apply if you engage in insider trading directly, even if you do not receive any money or derive any other benefit from trades made by persons to whom you passed Material Nonpublic Information. This Policy against “tipping” applies to information about the Company and its securities, as well as to information about other companies. Persons with whom you have a history, pattern or practice of sharing confidences—such as family members, close friends and financial and personal counselors—may be presumed to act on the basis of information known to you; therefore, special care should be taken so that Material Nonpublic Information is not disclosed to such persons. This policy does not restrict legitimate business communications to Company personnel who require the information in order to perform their business duties. Material Nonpublic Information, however, should not be disclosed to persons outside the Company unless you are specifically authorized to disclose such information and the person receiving the information has agreed, in writing, if appropriate, to keep the information confidential.

3. It is against Company policy for you to engage in short-term or speculative transactions in Company securities. As such, you may not engage in: (a) short-term trading (generally defined as selling or purchasing Company securities within six months following a purchase or sale, respectively); (b) short sales (selling Company securities you do not own); (c) transactions involving publicly traded options or other derivatives, such as trades in puts or calls in Company securities; and (d) hedging or monetization transactions, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Additionally, because securities held in a margin account or pledged as collateral may be sold without your consent if you fail to meet a margin call or if you default on a loan, a margin or foreclosure sale may result in unlawful insider trading. Because of this danger, you should exercise caution when including Company securities in a margin account or pledging Company securities as collateral for a loan.

The foregoing restrictions apply to all directors, officers, employees and consultants. These restrictions also apply to anyone that lives in your household (other than household employees), any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company securities, corporations or other business entities controlled or managed by you, and trusts for which you are the trustee or otherwise influence or control (all of the above, your “Family Members and Entities”). The SEC and federal prosecutors may presume that trading by family members is based on information you supplied and may treat any such transactions as if you had traded yourself. There is no exception for small transactions or transactions that may seem necessary or justifiable for independent reasons, such as the need to raise money for an emergency expenditure. You are responsible for ensuring that your Family Members and Entities comply with this Policy.

For purposes of this Policy, references to “trading” and “transactions” include, among other things:

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purchases and sales of Company securities in public markets;
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sales of Company securities obtained through the exercise of employee stock options granted by the Company;
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making gifts of Company securities (including charitable donations); and
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using Company securities to secure a loan.

Conversely, references to “trading” and “transactions” do not include:

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the exercise of Company stock options if no shares are to be sold or if there is a “net exercise” (as defined below);
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the vesting of Company stock options, restricted stock or restricted stock units; or
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the withholding of shares to satisfy a tax withholding obligation upon the vesting of restricted stock or restricted stock units.

Therefore, you may freely exercise your stock options, engage in “net exercises” and have the Company withhold shares to satisfy your tax obligations without violating this Policy. Note that a “net exercise” (which is permitted) is the use of the underlying shares to pay the exercise price and/or tax withholding obligations, whereas a broker-assisted cashless exercise (which is not permitted) involves the broker selling some or all of the shares underlying the option on the open market.

Directors, officers, employees and consultants should consult the Corporate Secretary if they have any questions.

B. What is “Material Nonpublic Information”?

1. Material Information

Material information generally means information that a reasonable investor would consider important in making an investment decision to buy, hold or sell securities. Either positive or negative information may be material. Depending on the circumstances, common examples of information that may be material include:

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earnings, revenue, or similar financial information;

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unexpected financial results;
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unpublished financial reports or projections;
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extraordinary borrowing or liquidity problems;
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changes in control or sale of all or part of the Company’s business;
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changes in directors, senior management or auditors;
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significant cybersecurity incidences, such as a data breach, or any other significant disruption in the company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure, or a significant new cybersecurity risk;
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information about current, proposed, or contemplated transactions, business plans, financial restructurings, acquisition targets or significant expansions or contractions of operations;
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changes in dividend policies or the declaration of a stock split or the proposed or contemplated issuance, redemption, or repurchase of securities;
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material defaults under agreements or actions by creditors, clients, or suppliers relating to a company’s credit rating;
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information about major contracts;
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changes in the Company’s pricing or cost structure;
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significant new product developments or innovations;
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the interruption of services or other aspects of a company’s business as a result of an accident, fire, natural disaster, or breakdown of labor negotiations;
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product recalls;
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major environmental incidents; and
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institution of, or developments in, major litigation, investigations, or regulatory actions or proceedings.

Federal and other investigators will scrutinize a questionable trade after the fact with the benefit of hindsight, so you should always err on the side of deciding that the information is material and not trade.

2. Nonpublic Information

Nonpublic information is information that is not generally known or available to the public. The Company considers information to be available to the public only when:

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it has been released to the public by the Company through appropriate channels (e.g., by means of a press release, a filed Form 8-K or a widely disseminated statement from an authorized senior officer); and
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enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, you should consider information to be nonpublic until two full trading days have lapsed following public disclosure.

C. Unauthorized Disclosure

All directors, officers, employees and consultants must maintain the confidentiality of Company information for competitive, security and other business reasons, as well as to comply with securities laws. All information you learn about the Company or its business plans is potentially nonpublic information until it is publicly disclosed. You should treat this information as confidential and proprietary to the Company. You may not disclose such information to others, such as family members, other relatives, or business or social acquaintances.

Legal rules govern the timing and nature of the Company’s disclosure of material information to outsiders or the public. Violation of these rules could result in substantial liability for you, the Company and its management. For this reason, the Company permits only specifically designated representatives of the Company to discuss the Company with the news media, securities analysts and investors and only in accordance with the Company’s Guidelines for Public Disclosures and Communications with the Investment Community. If you receive inquiries of this nature, refer them to the Corporate Secretary. At any time when the Company does not have an active Corporate Secretary, the duties and responsibilities assigned to the Corporate Secretary under this Policy shall be performed by the Chief Financial Officer.

D. When and How to Trade Company Stock

1. Overview

Directors, officers and certain other employees and consultants who are so designated from time to time (such officers and designated employees and consultants, “Restricted Employees”) are, for purposes of this Policy, required to comply with the restrictions covered below. Even if you are not a director or a Restricted Employee, however, following the procedures listed below may assist you in complying with this Policy. These restrictions, including, but not limited to the Window Period and pre-clearance policy (each of which are described below), also apply, to the extent applicable to you, to your Family Members and Entities.

2. Window Periods

Directors and Restricted Employees may only trade in Company securities from the date that is two full trading days after an earnings release to the close of business on the date that is two weeks prior to the end of each quarter (such period, the “Window Period”).

However, even if the Window Period is open, you may not trade in Company securities if you are aware of Material Nonpublic Information about the Company. In addition, if you are subject to the Company’s pre-clearance policy (described below), you must pre-clear transactions even if you initiate them when the Window Period is open.

From time to time during the Window Period, the Company may close trading due to developments (such as a significant event or transaction) that involve Material Nonpublic Information. In such cases, the Company may notify particular individuals that they should not engage in any transactions involving the purchase or sale of Company securities, and should not disclose to others the fact that trading has been prohibited.

Even if the Window Period is closed, you may exercise Company stock options if no shares are to be sold (or exercise a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding obligations) – you may not, however, effect sales of stock issued upon the exercise of stock options (including same-day sales and cashless exercises). Generally, all pending purchase and sale orders regarding Company securities that could be executed while the Window Period is open must be executed or cancelled before it closes.

In light of these restrictions, if you expect a need to sell Company securities at a specific time in the future, you may wish to consider entering into a prearranged Rule 10b5‑1 trading plan, as discussed below.

3. Pre-clearance

The Company requires its directors and Restricted Employees to contact the Corporate Secretary in advance of effecting any purchase, sale or other trading of Company securities (including a gift, a loan, a pledge, a contribution to a trust or any other transfer) and to obtain prior approval of the transaction. All requests must be submitted to the Corporate Secretary (or, in the case of the Corporate Secretary, to the Chief Financial Officer) at least two business days in advance of the proposed transaction. The Corporate Secretary (or Chief Financial Officer, as applicable) will then determine whether the transaction may proceed. The pre-clearance policy applies even if a transaction is initiated while the Window Period is open. The pre-clearance policy also applies to anyone that lives in the household (other than household employees) of a director or Restricted Employee.

If a transaction is approved under the pre-clearance policy, the transaction must be executed by the end of the second full trading day after the approval is obtained, but regardless may not be executed if you acquire Material Nonpublic Information concerning the Company during that time. If a transaction is not completed within the period described above, the transaction must be approved again before it may be executed.

If a proposed transaction is not approved under the pre-clearance policy, you should refrain from initiating any transaction in Company securities, and you should not inform anyone within or outside of the Company of the restriction. Any transaction under a Rule 10b5-1 trading plan (discussed below) will not require pre-clearance at the time of the transaction.

E. Rule 10b5-1 Trading Plans

Rule 10b5-1 provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. It is possible to pre-arrange trades in Company securities by entering into a written trading plan. Trading plans can be established for a single trade or a series of trades. A plan must either specify the number of securities to be bought or sold, along with the price and the date, or provide a written formula for determining this information. Alternatively, a trading plan can delegate investment discretion to a third party, such as a broker, who then makes trading decisions without further input from the person implementing the plan. Because the SEC rules on trading plans are complex, you should consult with your broker and be sure you fully understand the limitations and conditions of the rules before you establish a trading plan.

All Rule 10b5-1 trading plans and any amendments thereto and terminations thereof must be reviewed and approved in advance by the Corporate Secretary’s office.

F. Noncompliance

Anyone who fails to comply with this Policy will be subject to appropriate disciplinary action, up to and including termination of employment.

III. Certification

All directors, officers, and corporate and management employees will be required to periodically certify their understanding of and intent to comply with this Policy.